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Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4/A No. 333-211140) and related Prospectus of Annaly Capital Management, Inc. for the registration of common and preferred stock and to the incorporation by reference therein of our reports dated February 24, 2016, with respect to the consolidated financial statements of Hatteras Financial Corp., and the effectiveness of internal control over financial reporting of Hatteras Financial Corp., included its Annual Report (Form 10-K) for the year ended December 31, 2015, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina
June 15, 2016

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  Exhibit 23.2
Consent of Independent Registered Public Accounting Firm